Exhibit 99.1

DOLLAR TREE CELEBRATES THE GRAND OPENING OF ITS 23RD DISTRIBUTION CENTER,
LOCATED IN WARRENSBURG, MISSOURI

CHESAPEAKE, Va. - July 12, 2018 - Dollar Tree, Inc. (NASDAQ: DLTR), North America's leading operator of discount variety stores, celebrated the grand opening of its 23rd distribution center in Warrensburg, Missouri yesterday with a ribbon cutting ceremony followed by a celebration with Dollar Tree’s newest distribution center associates and their families, management and representatives from the local community.

“We are pleased to celebrate the grand opening of our new Warrensburg distribution center,” stated Gary Philbin, President and Chief Executive Officer. “This facility represents a key component to supporting Dollar Tree’s continued growth. We are proud to be able to create jobs in the western Missouri region and are appreciative of the partnerships and support provided by the State of Missouri, Johnson County and the City of Warrensburg.”

The plans for the approximate $110 million distribution center investment were announced in April 2017. The Warrensburg facility will service Dollar Tree’s Midwestern U.S. stores across 11 states.

In 2017, Dollar Tree’s distribution network shipped and received more than 1.7 billion cases of merchandise through their facilities. In order to continue to support their nearly 15,000 stores across the United States and 5 Canadian provinces, Dollar Tree also recently broke ground on its 24th distribution center in Morrow County, Ohio, scheduled to open in summer 2019. This new facility will be 1.2 million square feet and is expected to create 400 new jobs in the local community.

“There is tremendous opportunity ahead as we continue to grow our organization. This is a very exciting time for Dollar Tree,” concluded Philbin.

About Dollar Tree, Inc.

Dollar Tree, a Fortune 200 Company, now operates more than 14,800 stores across 48 states and five Canadian provinces. Stores operate under the brands of Dollar Tree, Family Dollar and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

Contact
Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com
DLTR - G